Exhibit 10.22

[FORM OF WAIVER OF RIGHTS UNDER COMPANY’S 1987 STOCK OPTION PLAN]

January       , 2006

Mothers Work, Inc.

456 North Fifth Street

Philadelphia, PA  19123

Attn:  [Edward M. Krell, Executive Vice
President and Chief Financial Officer]

[Craig Swartz, General Counsel]

Dear [Ed][Craig]:

As you know, I presently hold stock options issued by Mothers Work, Inc. (the “Company”) under its 1987 Stock Option Plan (whether as originally in effect or as subsequently amended and/or restated, the “Plan”).  I understand that Section 15(c) of the Plan provides that, in connection with certain corporate transactions, I may be entitled to receive cash in exchange for my unexercised stock options.  However, I also understand that, due to recent changes in accounting principles, this provision may create adverse accounting consequences for the Company.

In light of my monetary interest in the Company and in consideration of the Company’s agreement to exercise reasonable efforts to obtain similar commitments from other option holders, I am making the following waiver and agreement.  With respect to stock options granted to me under the Plan (whether granted previously or in the future) and intending to be legally bound: (i) I hereby waive the automatic application of Section 15(c) of the Plan to those options, and (ii) agree that Section 15(c) of the Plan will therefore only apply to those options to the extent determined by the Board (or by the committee of the Board authorized to administer the plan on behalf of the Board) in its discretion.  Except for this waiver of the automatic application of Section 15(c) of the Plan to my stock options, I am not waiving any of my rights under the Plan, including my ability to exercise vested stock options granted to me under the Plan.  [You have also indicated to me that Dan Matthias, Rebecca Matthias and Ed Krell personally have already executed agreements waiving the automatic application of Section 15(c) of the Plan with respect to stock options granted to each of them under the Plan.]

I acknowledge that I have signed this letter knowingly and voluntarily and that the Company will rely on the waiver and agreement contained in this letter.

Sincerely,

[Optionee Name]